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                                                                  EXHIBIT (d)(4)

January 27, 2002

J Holdings Corp.
900 Third Avenue
26th Floor
New York, New York  10022


Re: Equity Capital Commitment

Gentlemen:

                Reference is made to that certain Agreement and Plan of Merger (the "Agreement"), dated as of the date hereof, by and among J Holdings Corp., a Delaware corporation ("Parent"), J Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (the "Purchaser"), and Jenny Craig, Inc., a Delaware corporation (the "Company"), which agreement contemplates the acquisition by Parent of 100% of the outstanding shares of the Company (such acquisition, together with agreements related thereto or contemplated thereby, representing the "Transaction"). In connection therewith and in order to finance, in part, the Transaction, ACI Capital Co., Inc. (the "Investor") is pleased to advise you that it hereby commits to provide Parent with $6 million of equity capital (the "Investment"), to be allocated between preferred stock (the "Senior Preferred") and common stock of Parent on a nine-to-one basis. The Investor's commitment to provide the Investment is subject in all respects to satisfaction of the terms and conditions contained in this commitment letter and in the Outline of Terms and Conditions attached hereto as Exhibit A (the "Term Sheet").

                The Investor's commitment to provide the Investment is subject to (i) the negotiation, execution and delivery of definitive documentation thereof, including, without limitation, a Certificate of Designations of the Senior Preferred, in form and substance satisfactory to the Investor, Parent and their respective counsel, (ii) the satisfaction of the conditions precedent to the closing of the Transaction set forth in Sections 6.1 and 6.3 (other than Section 6.3(c) of the Agreement), (iii) all conditions precedent to the obligation of the Senior Lender (as defined in the Agreement) to consummate the Senior Financing (as defined in the Agreement) having been met and the Senior Lender shall intend to and shall be willing and prepared to consummate the Senior Financing, in each case other than with respect to any conditions relating to the equity capital investment contemplated by this commitment letter, the equity commitment letter of each of DB Capital Investors, L.P. ("DBCI") and SJF Enterprises, Inc., of even date herewith, and the subordinated debt facility commitment letter of each of ACI and DBCI, each of even date herewith, and (iv) satisfaction of the conditions set forth in the Term Sheet attached hereto.



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                The offer made by the Investor in this commitment letter is contingent upon execution of the Agreement, and should the Agreement be executed, the commitment by the Investor to provide the Investment shall expire immediately upon the earlier of (i) the termination of the Agreement and (ii) the Expiration Date (as defined in the Agreement), as may be extended in accordance with the terms of the Agreement.

                Should the terms and conditions of the offer contained herein meet with your approval, please indicate your acceptance by signing and returning a copy of this commitment letter to the Investor.

                This commitment letter, including the attached Term Sheet (i) supersedes all prior discussions, agreements, commitments, arrangements, negotiations or understandings, whether oral or written, of the parties with respect to the subject matter hereof and thereof, (ii) shall be governed by the law of the State of New York, (iii) shall be binding upon the parties and their respective successors and assigns, (iv) may not be relied upon or enforced by any other person or entity other than the parties hereto and Purchaser, and (v) may be signed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. If this commitment letter becomes the subject of a dispute, each of the parties hereto hereby waives trial by jury. This commitment letter may be amended, modified or waived only in a writing signed by the parties hereto.



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Please confirm that the foregoing is in accordance with your understanding by signing and returning to the Investor the enclosed copy of this Commitment Letter on or before the close of business on the date hereof, whereupon this Commitment Letter shall become a binding agreement between us.

                                            Very truly yours,
                                            ACI CAPITAL CO., INC.



                                            By: /s/ KEVIN S. PENN
                                                --------------------------------
                                                Name: Kevin S. Penn
                                                Title: Managing Director

Agreed and accepted on this
27th day of January, 2002:

J HOLDINGS CORP.



By:  /s/ KEVIN S. PENN
     ----------------------------
     Name: Kevin S. Penn
     Title: President



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                                    EXHIBIT A

          OUTLINE OF TERMS AND CONDITIONS FOR PROPOSED EQUITY FINANCING

This Outline of Terms and Conditions is part of the Commitment Letter, dated January __, 2002 (the "Commitment Letter"), addressed to J Holdings Corp. by ACI Capital Co., Inc. (the "Investor") and is subject to the terms and conditions of the Commitment Letter. Capitalized terms used herein shall have the meanings set forth in the Commitment Letter unless otherwise defined herein.

ISSUER:               J Holdings Corp.

TOTAL ISSUANCE
OF PREFERRED:         $18 million

TOTAL ISSUANCE
OF COMMON:            $2 million

COMMITMENT
BY INVESTOR:          $5.4 million in senior preferred stock (the "Preferred"),
                      having an aggregate liquidation preference of $5.4 million, and $600,000 in shares of Common Stock (the
                      "Common"), at a price of $0.10 per share.

MANDATORY
REDEMPTION
OF PREFERRED:         Five years.

PREFERRED
DIVIDENDS:            Cumulative undeclared dividends (declarable only in cash), payable at the rate of 15% per annum, or such lower rate as would ensure for any time in which ACI remains a holder of the Preferred that the combined interest + dividend rate payable on the Issuer's capital (which shall be an amount equal to the sum of the Purchaser Debt Financing
                      (as defined in the Agreement), Preferred and Common (which includes paid in capital and additional paid in capital)) does not exceed 15% for any annual period (the applicable rate at any time being the "Base Rate"); provided, however, that the foregoing limitation shall only apply to the extent that ACI remains subject to applicable limitations prescribed by the Small Business
                      Administration ("SBA"). The rate paid on the Issuer's capital shall be calculated in a manner consistent with applicable regulations of the SBA.

USE OF PROCEEDS:      To finance the Transaction and the general working capital needs of the Issuer.



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OPTIONAL
REDEMPTION:           At the option of the Issuer, with no penalty.

TRANSFERABILITY:      Subject to restrictions contained in the Stockholders'
                      Agreement.

COVENANTS:            Standard for this type of security, including, but not
                      limited to, reporting requirements, change of control restrictions, approval of mergers, acquisitions, equity issuances, payment of dividends, debt incurrence, redemption of equity or debt, amendments to the preferred stock, amendments of equity rights, amendments to the Issuer's charter and bylaws, changes in the Issuer's management, material changes in business strategy, increase in size of Board, etc. Such covenants will not restrict the Issuer's ability to incur debt for the sole purpose of prepaying Preferred.

CONDITIONS:           Customary conditions precedent, including, without
                      limitation:
                      1) Negotiation, execution, delivery of definitive documentation.
                      2) Closing of the Transaction contemplated by the Agreement.



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